Exhibit 4.12

AMENDMENT NO. 7
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 7 to the RAI 401k Savings Plan, restated as of January 20, 2015 (the “Plan”), is made and entered into the 18th day of May, 2017.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and the employees of its subsidiaries and affiliates designated as participating companies; and

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger among British American Tobacco p.l.c. (“BAT”), BATUS Holdings Inc., Flight Acquisition Corporation and RAI, dated as of January 16, 2017 (the “Merger Agreement”), contingent upon the closing of the transactions contemplated by the Merger Agreement and effective as of the closing date contemplated by the Merger Agreement (the “Closing Date”), the Compensation and Leadership Development Committee of the Board of Directors of RAI, by action taken on May 3, 2017, authorized an amendment to the Plan to reflect that the company stock fund thereunder will invest exclusively in American depositary shares of BAT (“BAT ADSs”) (except for cash and cash equivalent investments required to facilitate participant transactions or pay plan expenses) and authorized the RAI Employee Benefits Committee (the “Committee”) to effectuate such amendment; and

WHEREAS, the Committee, by action taken on May 16, 2017, authorized an amendment to the Plan, contingent upon the closing of the transactions contemplated by the Merger Agreement, to (i) reflect the holding of BAT ADSs in the company stock fund, as authorized by the Compensation Committee, (ii) provide that participants whose accounts under the 401k Plan are invested in the RAI Common Stock Fund shall be given ninety (90) days following the Closing Date to direct the investment of the cash portion of the Merger Consideration, as defined in the Merger Agreement (the “Merger Consideration”), (iii) reflect the determination of the RAI Pension Investment Committee with respect to the investment of the Merger Consideration, and (iv) eliminate the dividend payout option; and

WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, contingent upon the closing of the transactions contemplated by the Merger Agreement, the Plan hereby is amended, effective as of the Closing Date, as follows:

1.

Article 1 of the Plan is hereby amended by inserting the following new Section 1.08A immediately following Section 1.08, to read as follows:

“1.08A	BAT Stock Fund means an Investment Fund the purpose of which is to invest exclusively in Company Stock, subject to Section 4.03(d) of the Plan.”

2.

Article 1 of the Plan is hereby amended by inserting the following new Section 1.14A immediately following Section 1.14, to read as follows:

“1.14A
Closing means the closing of the transactions contemplated by the Agreement and Plan of Merger among British American Tobacco p.l.c. (“BAT”), BATUS Holdings Inc., Flight Acquisition Corporation and RAI, dated as of January 16, 2017 (the “Merger Agreement”).”

3.

Section 1.20 of the Plan is hereby amended in its entirety to read as follows:

“1.20
Company Stock means, prior to the Closing, the common stock of RAI, and after the Closing, the American depositary shares of BAT, or any equity security into which such American depositary shares may be changed by reason of a corporate transaction involving BAT.  References in the Plan to shares of stock, or similar terms, held in the BAT Stock Fund shall be references to American depositary shares of BAT (“BAT ADSs”).”

4.

Sections 1.33, 1.34, 7.01 and 10.08 and Article 4 (other than Section 4.03(e), added hereby) of the Plan are hereby amended by replacing the phrase “RAI Common Stock Fund” with the phrase “BAT Stock Fund” each place it appears therein.

5.

Section 1.52 of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Effective as of the Closing, the RAI Common Stock Fund ceased to be an Investment Fund under the Plan.”

6.

The last sentence of Section 4.03(d) of the Plan is hereby amended in its entirety to read as follows:

“Company Stock may be acquired by the Trustee through purchases on the open market, private purchases, purchases from the depositary bank with respect to the BAT ADSs, contributions in kind, or otherwise.”

7.

Section 4.03 of the Plan is hereby amended by inserting the following subsection (e) at the end thereof:

“(e)
Effect of the Merger Transaction.  (1)  In connection with the transactions contemplated by the Merger Agreement, effective as of the Closing, RAI common stock held in the RAI Common Stock Fund prior to the Closing was converted into the right to receive the merger consideration (the “Merger Consideration”), consisting of BAT ADSs and cash, as provided in the Merger Agreement.  Upon receipt by the Plan, the BAT ADS portion of the Merger Consideration was invested in the BAT Stock Fund.  The Committee, in its settlor capacity, has determined that for a period of ninety (90) days following the Closing, any Participant whose Account is invested in the RAI Common Stock Fund as of the Closing (a “Stock Fund Participant”) shall be permitted to elect to direct the investment of the cash portion of the Merger Consideration considered allocated to the Participant’s Account to one or more Investment Funds under the Plan (including the BAT Stock Fund).

(2)  Upon receipt by the Plan, during the ninety (90)-day period following the Closing, the cash portion of the Merger Consideration shall be invested in a temporarily maintained money market fund in the Plan and shall be held therein until Stock Fund Participants direct its reinvestment into one or more Investment Funds or until ninety (90) days after the Closing, if later.  The amount of the cash portion of the Merger Consideration that remains invested in such money market fund at the end of such ninety (90)-day period for the benefit of any Stock Fund Participant who has failed to redirect its investment shall be invested in the BlackRock LifePath Target Date Fund that has the target retirement date closest to the year in which the Participant reaches age 65.”

8.

Section 8.06 of the Plan is hereby deleted in its entirety.

9.

The heading of Section 11.07 of the Plan is hereby amended in its entirety to read as follows:

“Amendments Relating to BAT ADSs.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 7 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine (Dean) E. Tsipis
Constantine (Dean) E. Tsipis
Secretary